Exhibit 99.1
April 19, 2010
Go-Shop Period Closes
As you may recall from my earlier messages, there are several key matters that need to be accomplished before we ask our shareholders to approve this merger. Yesterday, we issued a press release indicating that one of those tasks has now been completed.
When our Board negotiated the merger agreement with the parent company of CMS, the parties agreed to a 45 day ‘go-shop’ period. In essence, once we publicly announced the agreement, our Board received the right to seek superior offers to assure our shareholders that the proposed merger was in their best interest.
To accomplish this go-shop, the non-management members of the Board retained an investment bank. There were 84 potential parties identified and each of them was notified soliciting their interest in pursuing a competing offer. The 45 day go-shop period has now ended and no one came forward with a competing offer.
We continue to pursue the other major tasks including the anti-trust review and the mailing of our proxy to shareholders. I plan to update you on the progress on these matters in next week’s communication.
Thanks again for all you are doing to maintain our quality service as we move step-by-step closer to the finalization of this merger agreement.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.